EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Phoenix Technologies Ltd. (Form S-8 File Numbers 333-125628, 333-114676, 333-103877, 333-97851, 333-88324, 333-74532, 333-53892, 333-42948, 333-38770, 333-11033, 333-03065, 333-03067, 33-58027, 33-67858, 33-30939, 33-44211, 33-81984, 33-40849, 33-39169, 333-37063, 333-20447, 333-56103, and 333-65291; Form S-3 File Number 333-16309) of our reports dated December 28, 2005, with respect to the consolidated financial statements and schedule of Phoenix Technologies Ltd., Phoenix Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Phoenix Technologies Ltd., included in the Annual Report (Form 10-K) for the year ended September 30, 2005.

/s/    Ernst & Young LLP

Palo Alto, California

December 28, 2005